FOR IMMEDIATE RELEASE	For More Information Contact:
Mark Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP, INC. COMPLETES
INITIAL SHARE REPURCHASE PLAN

WEST SPRINGFIELD, MA—August 3, 2006—United Financial Bancorp, Inc. (the “Company”) (NASDAQ:UBNK), the holding company for United Bank (the “Bank”), announced today that the Company has completed its repurchase of a total of 340,000 shares of its outstanding common stock, at an average price of $12.82, in connection with its previously announced stock repurchase program, which the Company commenced on July 24, 2006.

“We are pleased with the time frame in which we completed our initial share repurchase plan reflecting an active and liquid market for UBNK shares,” remarked Richard B. Collins, President and Chief Executive Officer.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA 01090. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. United Bank provides an array of financial products and services through its 12 branch offices located throughout Western Massachusetts. Through its Financial Services Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor-relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.